Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 to be filed on or about April 20, 2007) pertaining to the 2006 Equity Incentive Plan of Kadant Inc. (the Company) of our reports dated March 7, 2007, with respect to the consolidated financial statements of Kadant Inc. included in its annual report (Form 10-K) for the year ended December 31, 2006, Kadant Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Kadant Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

April 18, 2007